ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "**Agreement**") is made and entered into as of November 20, 2025, by and between MICRO IMAGING TECHNOLOGY INC., a California corporation ("**Buyer**"), and LESLIE T. GLADSTONE ("**Seller**"), solely in her role as Assignee for the Benefit of Creditors of Med-Aesthetic Solutions, Inc. dba SaltMED ("**SaltMED**"). Each of Seller and Buyer is a "**Party**" and collectively they are the "**Parties**" to this Agreement.

WITNESSETH:

WHEREAS, on August 26, 2025 ("**Assignment Date**"), SaltMED, as assignor, and Seller, as assignee, entered into a certain General Assignment for the Benefit of Creditors (Corporation), by which SaltMED assigned to Seller all the assets of SaltMED for the benefit of SaltMED's creditors.

WHEREAS, Seller currently operates SaltMED's business of selling the SaltFacial, a Class II, FDA-cleared medical device, and related supplies.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, transfer, and assign to Buyer, and Buyer desires to purchase, acquire, and assume from Seller, all the Assets (described below) free and clear of all Interests, Liens and Claims, all as more specifically provided herein.

WHEREAS, Buyer understands that this Agreement may be one of multiple agreements being provided by Seller to various potential purchasers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01.

"**Business Day**" means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of California, or any day on which banking institutions located in the State of California are required by law or other governmental action to close.

"**Claims**" means any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

"**Closing**" means the date upon which the purchase and sale of the Assets is consummated and after which possession is turned over to Buyer.

"Interest" means an interest in property.

"**Law**" means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

"**Lien**" means any defect or imperfection in title, encumbrance, lien, Claim, charge, pledge, mortgage, deed of trust, security interest, license, option, right of first refusal, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement regarding SaltMED's right, title, and interest in the Assets.

"**Person**" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, trustee, unincorporated organization, Governmental Body, or other entity.

"**Seller's Knowledge**" means, with respect to any particular matter, Seller's actual knowledge.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.01 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire, and accept from Seller free and clear of all Interests, Liens and Claims, and Seller shall sell, transfer, assign, convey, and deliver to Buyer all SaltMED's right, title, and interest in, to and under the Assets free and clear of all Interests, Liens and Claims. "**Assets**" shall mean the following:

(a) substantially all of the assets owned or used by SaltMED in connection with SaltMED's business (excluding assets set forth in Section 2.02 below), tangible and intangible, including without limitation any and all license agreements (exclusive or non-exclusive), trade-names and trademarks (if any), service marks, patents, licenses and permits, raw materials, inventory, accounts receivable, machinery and equipment along with any such service agreements, work-in-progress, deposits and pre-paid expenses, tools, molds, third party warranties, if any, computers and software licenses, customer and vendor lists and records, customer deposits, supplier contracts, purchase orders, books and records, manuals, catalogs and sales literature, all telephone and facsimile, web pages, domain names associated with the business and general goodwill associated with SaltMED known as Med-Aesthetic Solutions, Inc. dba SaltMED;

(b) The SaltMED business is a going concern and all goodwill associated thereto, including but not limited to rights to payment of money for all sales and services rendered after Closing; and

(c) All accounts receivable of SaltMED prorated to the date of Closing, together with all rights of collection with respect thereto. In addition, the parties shall

prorate any deposits received by Seller towards purchase of systems or product, commensurate with the work performed on said systems/products and as agreed upon by the parties.

Section 2.02 Excluded Assets. The following property is specifically excluded from the Assets and shall remain the property of Seller:

(a) all cash, cash equivalents, deposits, notes, prorated monthly income prior to the Closing, and prepaid expenses of Seller relating to SaltMED's business;

(b) Any books or records required by Seller to be maintained with respect to the assignment estate of SaltMED;

(c) All contracts of insurance and any insurance or other litigation recoveries for actions that occurred prior to the Assignment Date; and

(d) Any personal assets that are not employed in the operation of SaltMED's business that Seller and Buyer mutually agree to expressly exclude from the sale.

Section 2.03 Excluded Liabilities. Notwithstanding anything to the contrary herein, Buyer expressly will not assume any debts or liabilities whether secured or unsecured, liens, or accounts payable. All liabilities and obligations of SaltMED or Seller, including all tax, employment, and environmental liabilities, any warranties, and other known or unknown liabilities remains the sole obligation of SaltMED or Seller. Notwithstanding the foregoing, the parties agree to prorate any ongoing operational expenses of SaltMED as of the date of Closing and any refunds due to Seller shall be added to the Purchase Price. For puposes of clarity, all operational expenses accrued prior to the closing are the responsibility of the Seller.

Section 2.04 Overbid Possibility. Seller intends to sell the Assets subject to overbid. Seller shall hold an Overbid Auction on or before November 20, 2025, to determine, in her sole discretion, the highest and best offer for the Assets. The minimum purchase price at the Overbid Auction will be Eight Hundred Thousand Dollars ($800,000.00).

ARTICLE III.

CONSIDERATION

Section 3.01 Purchase Price. The total consideration for the Assets shall be Seven Hundred Fifty Thousand and 00/100ths Dollars ($750,000.00) (the "**Purchase Price**").

Section 3.02 Initial Deposit. An initial deposit in the amount of Seventy-Five Thousand and 00/100th Dollars ($75,000.00) (the "**Initial Deposit**"), payable to Estate of Med-Aesthetic Solutions, Inc., Leslie T. Gladstone, Assignee, shall be delivered to Seller upon execution of this Agreement by Buyer, to be held in a separate account and not commingled therewith.

Section 3.03 Payment of the Consideration. At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds into an account designated by Seller, the amount of the Purchase Price less the Initial Deposit actually received by Seller.

ARTICLE IV.

CONTINGENCIES

Section 4.01 Buyer's Contingencies. Buyer hereby waives all contingencies regarding Buyer's purchase of the Assets.

ARTICLE V.

CLOSING AND TERMINATION

Section 5.01 Close of Escrow. Subject to the satisfaction of the conditions set forth in Section 8.01 and Section 8.02 hereof (or the waiver thereof by the Party entitled to waive that condition), the Closing of the purchase and sale of the Assets provided for in ARTICLE II hereof shall occur on or before five (5) Business Days after completion of the overbid auction or as soon as is reasonably possible thereafter.

Section 5.02 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(a) a Bill of Sale in substantially the same form as shown on Exhibit A hereto, duly executed by Seller;

(b) all other instruments of conveyance and transfer as may be necessary to convey the Assets to Buyer;

(c) all releases of liens necessary to convey the Assets free and clear of Interests, Liens and Claims; and

(d) Such other documents, instruments and certificates as Buyer may reasonably request.

Section 5.03 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(a) the balance of the Purchase Price in immediately available funds as set forth in Section 3.03;

(b) a Bill of Sale in substantially the same form as shown on Exhibit A hereto, duly executed by Buyer; and

(c) such other documents, instruments, and certificates as Seller may reasonably request

Section 5.04 Prorations. There shall be prorated between Seller and Buyer as of the Closing any personal property taxes for the current year against the Assets, any prepaid deposits, utilities, document retention expenses, software/accounting expenses, and any other ongoing monthly expenses. Any sales tax payable as a result of this sale shall be paid by Buyer. The wages and benefits of all employees who are retained by Buyer after the Closing shall be paid by Buyer from and after the Closing. Buyer shall be entitled to a partial credit for all prepaid SaltFacial

devices and/or related supplies purchased within two months before the Closing, where such items have not, as of Closing, been provided. This credit to be determined based on percentage of work performed and expenses paid. The provisions of this Section 5.04 shall survive Closing.

Section 5.05 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer, if any of the conditions to the obligations of Buyer set forth in Section 8.01 shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement and such condition is not waived by Buyer;

(c) by Seller, if any condition to the obligations of Seller set forth in Section 8.02 shall have become incapable of fulfillment other than as a result of a breach by Seller or any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(d) by Seller if Seller determines, in her sole discretion, that a third party has made a higher and better offer to purchase the Assets at the Overbid Auction described in Section 2.04 above.

Section 5.06 Procedure Upon Termination. In the event of termination by Buyer or Seller, or both, pursuant to Section 5.04 above, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate without further action by Buyer or Seller. If this Agreement is terminated as provided herein, each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same. In addition, within five (5) days after the termination of the Agreement, the Initial Deposit shall be refunded to Buyer; provided, however, that in the event that Section 9.01 of this Agreement (Liquidated Damages) applies, the Initial Deposit will not be paid to Buyer.

Section 5.07 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each Party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller; provided, however, that the obligations of the Parties set forth in Section 5.06 and ARTICLE IX hereof shall survive any such termination and shall be enforceable hereunder.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer (in each case qualified by Seller's Knowledge):

Section 6.01 Title to Assets. Buyer will acquire all of Seller's and SaltMED's right, title, and interest in the Assets, free and clear of all Interests, Liens and Claims, to the fullest extent permissible under California Law.

Section 6.02 As Is, Where Is.

(a) IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE ASSETS "AS IS, WHERE IS, WITH ALL FAULTS." BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATION OR INFORMATION PERTAINING TO THE ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE ASSETS ARE BEING SOLD "AS IS, WHERE IS, WITH ALL FAULTS."

(c) BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE ASSETS AND ITS ACQUISITION THEREOF. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER'S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 7.01 Organization and Good Standing. Buyer is a California corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties, to carry on its business as now conducted and to perform its obligations under this Agreement.

ARTICLE VIII.

CONDITIONS TO CLOSING

Section 8.01 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) Each of the representations and warranties of Seller set forth in this Agreement shall be materially true and correct;

(b) Seller shall have materially performed and complied with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing; and

(c) Seller shall have delivered, or caused to be delivered, to Buyer all the items set forth in Section 5.02.

Section 8.02 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, at and as of the Closing;

(b) Buyer shall have performed and complied in all material respects with all material obligations and material agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing; and

(c) Buyer shall have delivered, or caused to be delivered, to Seller all the items set forth in Section 5.03.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Liquidated Damages. **If Buyer fails to complete this purchase because of Buyer's default and due to no other cause, Seller shall retain, as liquidated damages, the Initial Deposit actually paid. Buyer and Seller agree that this amount is a reasonable sum given that it is impractical or extremely difficult to establish an amount of damages that would actually be suffered by Seller in the event Buyer were to breach this Agreement.**

Buyer's Initials: ____ **Seller's Initials:** ____

Section 9.02 Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall bear their own expenses, including attorney's fees incurred in connection with the

negotiation, execution, and approval of this Agreement and each other agreement, document, and instruments contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 9.03 Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises, and agreements contained in this Agreement, and accordingly, any Party hereto shall be entitled to injunctive relief with respect to any such breach, including, without limitation specific performance of such covenants, promises, or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 9.03 shall be in addition to any other rights which a Party may have at Law or in equity pursuant to this Agreement.

Section 9.04 Governing Law; Submission to Jurisdiction; Consent to Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State. The Parties unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of California for the resolution of any claim or dispute arising under or related to this Agreement.

Section 9.05 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented, or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification, or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 9.06 Notices. All notices, consents, waivers, and communications hereunder given by any party to the other shall be in writing (including electronic mail) and delivered personally, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to Buyer to:

Micro Imaging Technology Inc.
8 Farady
Irvine, CA 92618
Attn: Jeffrey G. Nunez, CEO
E-mail: jeffreyjgn@gmail.com

with a copy to:	James Beldner, Esq. MEDIA 5 CO., LLC 3091 Riverside Drive Wantagh, NY 11793 E-mail: jbeldner@media5llc.com
If to Seller to:	Leslie T. Gladstone, Assignee FINANCIAL LAW GROUP 5656 La Jolla Blvd. La Jolla, CA 92037 E-mail: leslieg@flgsd.com
with a copy to:	Christin A. Batt, Esq. FINANCIAL LAW GROUP 5656 La Jolla Blvd. La Jolla, CA 92037 E-mail: christinb@flgsd.com

or such other address or addresses as Buyer or Seller may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers, and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch; (b) when sent by electronic mail, be effective one (1) Business Day after transmission; or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 9.07 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any matter materially adverse to any Party.

Section 9.08 Binding Effect. This Agreement shall be binding upon an inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to Seller or Buyer.

Section 9.09 Assignment. Buyer shall have the right to assign Buyer's rights hereunder, but any such assignment shall not relieve Buyer of Buyer's obligations herein unless Seller expressly releases Buyer.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BUYER

MICRO IMAGING TECHNOLOGY INC.,
a California corporation

By: ______________________
Jeffrey G. Nunez
Its: Chief Executive Officer

SELLER

____
Leslie T. Gladstone, Assignee for the Benefit of Creditors of Med-Aesthetic Solutions, Inc. dba SaltMED

EXHIBIT A

BILL OF SALE
(Substantially All Assets of Business) LG

This BILL OF SALE is made and entered into as of December 24 2025, by and between LESLIE T. GLADSTONE ("**Seller**"), solely in her role as Assignee for the Benefit of Creditors of Med-Aesthetic Solutions, Inc. dba SaltMED ("**SaltMED**"), and MICRO IMAGING TECHNOLOGY INC., a California corporation ("**Buyer**")

1. TRANSFER OF ASSETS. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer all of Seller's and SaltMED's right, title, and interest in and to substantially all of the assets owned or used by SaltMED in connection with SaltMED's business (excluding property set forth in Paragraph 2 below), tangible and intangible, including without limitation any and all license agreements (exclusive or non-exclusive), trade-names and trademarks (if any), service marks, patents, licenses and permits, raw materials, inventory, accounts receivable, machinery and equipment along with any such service agreements, work-in-progress, deposits and pre-paid expenses, tools, computers and software licenses, customer and vendor lists and records, customer deposits, supplier contracts, purchase orders, books and records, manuals, catalogs and sales literature, all telephone and facsimile, web pages, domain names associated with the business and general goodwill associated with SaltMED known as Med-Aesthetic Solutions, Inc. dba SaltMED (collectively, the "**Assets**")

2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets transferred hereunder expressly exclude the following. Cash in SaltMED's and/or Seller's bank account(s); any books or records required by Seller to maintain with respect to the assignment estate of SaltMED; and any personal assets that are not employed in the operation of SaltMED's business that Seller and Buyer mutually agree to expressly exclude from the sale

3 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary herein, Buyer expressly does not assume any debts, liabilities, whether secured or unsecured, or accounts payable. All liabilities and obligations of SaltMED or Seller, including all tax, employment, and environmental liabilities, any warranties, and other known or unknown liabilities remains the sole obligation of SaltMED or Seller.

4 NO ASSUMPTION OF LIABILITIES. Buyer does not assume and shall not be responsible for any debts or liabilities whether secured or unsecured, liens, obligations, or contracts of Seller, whether known or unknown, fixed or contingent, except as expressly assumed under the Asset Purchase Agreement between Seller and Buyer dated ~~October 11~~, 2025 (the "**Purchase Agreement**"). November 10, LG

5. PURCHASE PRICE. The transfer of the Assets is made in consideration of the payment of $ 750,000 00/00 by Buyer to Seller, receipt of which is hereby acknowledged. LG

6. "AS IS" SALE. The Assets are being sold and assigned "AS IS," "WHERE IS," "WITH ALL FAULTS," without recourse, warranty, or guaranty, whether express or implied

Seller does not make any representations or warranties as to the Assets. Without limiting the generality of the foregoing, Seller expressly disclaims all representation or warranties with regard to the Assets, including those relating to the condition of title to, the completeness or accuracy of any description of, or the rights and liabilities that accompany the Assets.

7. REPRESENTATIONS. Seller represents and warrants that it is the lawful owner of the Assets, free and clear of all liens, claims, and encumbrances, except as disclosed in the Purchase Agreement, and that Seller has full right, power, and authority to sell, assign, and transfer the Assets to Buyer.

8. FURTHER ASSURANCES. Seller agrees to execute and deliver such further documents and instruments and to take such other actions as Buyer may reasonably request to effectuate the purposes of this Bill of Sale.

9. GOVERNING LAW. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict-of-law principles.

10. BINDING EFFECT. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. ENTIRE AGREEMENT. This Bill of Sale is executed and delivered pursuant to the Purchase Agreement and is subject to its terms. In the event of any conflict between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale as of the date first written above.

SELLER

____
Leslie T. Gladstone, Assignee for the Benefit of Creditors of Med-Aesthetic Solutions, Inc. dba SaltMED

BUYER

MICRO IMAGING TECHNOLOGY INC.,
a California corporation

By: ______________________________
Jeffrey G. Nunez
Its: Chief Executive Officer